Operator: Good day ladies and gentlemen and welcome to FBR Capital Markets Corporation February 10 conference call. All lines have been place on a listen only mode and the floor will be open for questions and comments following the presentation. If you should require assistance throughout the conference, please press star zero.

At this time, it is my pleasure to turn the floor over to your host Bill Stephens, Executive Vice President for Enterprise Operations. Sir, the floor is yours.

Bill StePHens, Executive Vice President for Enterprise Operations: Thank you and good afternoon. This is Bill Stephens, Executive Vice President of Operations for FRB Capital Markets. Before we begin this afternoon's call, I'd like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, risks associated with merchant banking investment, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets annual report on Form 10-K and in quarterly reports on Form 10-Q. Joining us on today's call, is Brad Wright, Chief Financial Officer of FBR Capital Markets. I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR Capital Markets.

Rick Hendrix, President and Chief Executive Officer: Thank you, Bill, and good afternoon everyone. Thank you all for your patience today with our snow storm delay. Today I'd to go over some key highlights and performance measures from 2009 as well as some thoughts on our current positioning as we head into 2010.

While 2009 presented significant challenges particularly in the first half of the year, the Company accomplished a number of important strategic initiatives that contributed to improved performance in the second half and that have positioned us to be more relevant and valuable to clients as we go forward.

At this time last year we communicated to our shareholders and other stakeholders our three central priorities for 2009. One, to preserve capital and maintain liquidity on our balance sheet, two, to work closely with our clients to help them achieve appropriate capital structures in this difficult environment, and three, to strengthen our own organization by adding revenue generating professionals and augmenting current business lines with new products that add value for our clients.

I believe we were successful in accomplishing these objectives over the last year. During the year we added credit and listed options trading towards our brokerage business, added restructuring advisory and leverage finance products to our investment banking business, and enhanced our overall advisory franchise through a strategic acquisition. Additionally we added an introducing prime brokerage business and restructured the portfolio management of our largest mutual fund. Because of the successful banking work completed on behalf of some key clients, we returned the company to profitability in the second half of the year. And finally we achieved full corporate independence by completing the separation from our former control shareholder. As all this positive change enhancement to our franchise was completed, we maintained a strong liquid, transparent balance sheet. As of December 31, we had over $275 million in cash and shareholder equity in book value per share with $320 million and $5 per share respectively.

Despite disappointment in our full year financial results, we are pleased with our performance in the fourth quarter and most importantly, our return to profitability in the second half of the year. For the fourth quarter of 2009, FBR Capital Markets generated pre-tax core operating income of $21.7 million compared to $1.7 million in the third quarter of this year and a pre-tax operating loss of $22.1 million in the fourth quarter of 2008. The Company's pre-tax core operating earnings were $2.1 million for the full year of 2009 compared to a pre-tax core operating loss of $78.8 million in 2008. The year-over-year improvement in our core operating results reflects the impact of our ongoing cost reduction and containment initiatives combined with higher investment banking revenue.

Fourth quarter of 2009, non-compensation expenses were $35.3 million, up one percent from $34.8 million in the fourth quarter of 2008 and 13 percent from $31 million in the third quarter of this year. The entire increase in expense quarter-over-quarter was related to deal expenses that generated the increased revenue. The Company's compensation of benefit expense as a percentage of net revenues was 66 percent for the full year and 59 percent for the fourth quarter of 2009. These numbers fully reflect the investments we have made in new businesses and in attracting new talent across the platform. In addition, our fourth quarter comp to net revenue ratio includes a $4.1 million compensation drew up expense triggered by overall corporate performance for the year which is spread over the full year would have result in a fourth quarter ratio below 57 percent.

Our fourth quarter investment banking revenues of $83 million were significantly impacted by the completion of two large private placements during the quarter. Both of these transactions were for companies that intend to acquire commercial banking franchises with the proceeds and a representative of a capital raising trend, we believe will continue in the U.S. banking industry throughout 2010. We're also seeing significant opportunities in pipeline activity across all of our industry groups and within each of our capital markets and advisory product areas.

Consistent with an overall reduction in trading volumes across the industry and particularly in equities, our fourth quarter brokerage revenues were $28.3 million compared to $35.6 million in the fourth quarter of 2008. Within institutional broker we're looking for increased revenue in 2010 as our newer businesses mature and as we add research resources to support trading on each of our desks but particularly within our cash equity areas.

Within asset management, our mutual fund assets under management grew from $1.2 billion to $1.3 billion over the course of the year. As previously announced in December, we anticipate completing our strategic acquisition of the AFBA 5Star Funds in the next few weeks. This family of funds is approximately $200 million of assets under management and will complement and enhance our existing business. As a result of many changes undertaken in 2009, and this addition to our business, we expect our asset management unit to be profitable throughout 2010.

As we look forward we are cautiously optimistic with regard to market conditions. While valuations and liquidity within most markets recovered well throughout last year, it is not yet apparent that a full economic recovery is underway. In fact it is likely that markets will experience bouts of volatility as we work toward recovery in the coming quarters. We believe the themes of the last few quarters of deleveraging both at the corporate and consumer levels and the pursuit of returns from distressed asset classes will continue to drive capital markets activity. We think we're well positioned to help clients pursue opportunities in that type of environment.

Additionally, the broadening of our business last year was not as much about diversifying revenue sources as it is about making us a better advisor and capital partner to our clients. We now can and will effectively compete for corporate finance and advisory business throughout a company's lifecycle and we're relevant up and down the capital structure, not just as an equity capital markets firm.

I'm pleased to report that we are executing successfully against that vision as we completed our first book run convertible issues in 2009 and we've been mandated as the book writing manager on our first high yield offerings since launching our new leverage finance business in the third quarter of last year. Over time this approach will lower our cost of developing business and provide more consistency to revenue as we extend the life of client relationships.

Finally I'd like to thank Rich DeMartini who tenure as a director came to a close yesterday. Rich, a partner of Crestview Partners who many of you know as our largest shareholder, has resigned as the director because of new time commitments that will make it impossible for him to dedicate the time he has historically to our Board. Rich was an exceptional director and will continue to be a close advisor and friend. The Board's has appointed Adam Klein of Crestview Partners to fill Rich's seat and we all look forward to working Adam going forward. Adam has known our company for several years and has been helpful to us many times in the past as he will undoubtably be going forward. I'd now like to open the call to questions.

Operator: And our first question comes from Eric Bertrand from Barclays Capital. Sir, you may state your question.

Eric Bertrand, Barclays Capital: Hi, guys, how you doing?

HENDRIX: Hi Eric, how are you?

BERTRAND: Good. On the capital raising business, could you give a little more color around your backlog and how it compares both on a risk and unrisk basis versus the end of the third quarter. You know definitely acknowledging that you had a lot of fields cleared through in the fourth quarter, you know, generating up a pretty successful revenue period.

HENDRIX: Eric, you know we don't put out numbers on the backlog because we think it can actually be misleading in both directions to investors given sort of the inherent volatility in successful completion of any capital market transaction. But when I look at where we are today versus where we were at the end of third quarter, we have sort of a similarly robust pipeline.

It is more diverse than it was. We did complete the two large capital raises for sort of FDIC assisted acquisition opportunities for banks in the fourth quarter but we have other, not identical, but similar transactions that continue to be in the backlog. There continues to be a lot of interest, not just in that element of recapitalizing the U.S. financial system but overall, and we're seeing significant opportunities in industrials and in energy, in consumer, in real estate.

So I would say its more diverse from size and opportunity standpoint looks very similar to the way it did at the end of the third quarter.

BERTRAND: That sounds pretty good but on the risk basis, you know it feels like at least from our seat, you know the equity raising environments become meaningfully more challenged in the last few weeks. You know even just, you know, very recently, you know, in the last hour or so. The Travelport deal got postponed for market conditions.
How do you think about, at least, in the near-term for taking that backlog and turning it into revenue? Are you seeing problems there or how are your issuers feeling?

HENDRIX: Well there's no question that the last couple of weeks have been really challenging. And you're right even in the last couple of days it is become clear how difficult the primary capital markets have become. If the market were to stay like this for an extended period, that’s going to have a negative impact on all investment banking firms and capital market companies.

But you know we feel like when the market is available and when it is receptive to issues we’re going to be there and we’re going to be participating in that activity. Anybody who has experienced having a transaction pulled or postponed obviously you know, is feeling this more intensely.

And we’ve certainly been sort of part of that cycle. We had transaction that I think the press talked about being postponed just today so we’re not immune to the market overall but we feel good about the pipeline and if the market’s there we’re going to be able to execute.

I would point out that late in the fourth quarter the market was not terribly receptive either and we were still successful in executing one of those two large transactions very late in the quarter when a number of other firms were not able to complete similar transactions.

So we think that our approach is one that will allow us to get deals done in a tough market but obviously there are markets that nobody’s going to execute in.

Bertrand: That’s a very fair point. Thanks for that clarification. Just to kind of tie up the loose ends on that you know, we’re a month and change into the quarter, have there been any large you know, notable 144 deals that I’m unaware of?

You know I’m only seeing you know, a small amount of capital raise in revenue from the public data basis you know, from the Chesapeake deal of about one million. Is there anything else that’s large enough that you want to disclose.

Hendrix: Not that we’re in a position to disclose. I think that it’s likely that we will price a private offering here in the very near term but you know, we generally are not going to comment on specifics around those until well after they close.

Bertrand: I just want to make sure that I didn’t miss anything that had closed. Fair enough. On the institutional brokerage business, getting into kind of risk taking, you know, behavior there, how has you VaR trended over the quarter, you know, as you’re ramping up these new businesses?

You know I understand that the VaR calculations definitely a function of volatility which, you know, declined in the fourth quarter, but how should we think about the average position size, risk taking, looks like your balance sheet actually doubled on, you know, the trading securities and liabilities. Is that a fair approximation of your risk taking appetite?

Hendrix: It’s probably not entirely accurate. Our VaR is actually still very, very low relative to our balance sheet overall you know, sort of a one-day VaR is less than $1 million and a two-week VaR, which is what we look a little bit more closely at, is in the range of $2 million.

What you’re looking at on the balance sheet is largely unsettled loan trading activity where we have crossed bank loans and neither side has settled. And they will settle concurrently on the same business day ultimately.

So those are both sort of unfunded on both sides of the transaction.

Bertrand: OK, that’s fair. But that two week VaR of you know, about $2 million if my memory serves, that seems to be about double where you were running. I can remember a peak around the $1 million range.

Hendrix: Yes, it was just over 1 million and that is largely a function of the fact that we have as we intended to as we’ve discussed with people been adding capital to the desks.

So as the credit desk has become more active, the options desk has become more active, we have definitely added capital and we expect to continue to add capital throughout 2010 as those businesses mature.

Bertrand: OK, given that back drop of you know, seemingly about double the capital and double the risks that you’ve had in there, revenue was weaker. You know both on the commissions and trading revenue side.

How am I to match up the risk taking versus the revenue generation? Was there some other outcome there or …

Hendrix: Most of the weakness quarter-over-quarter and in the brokerage business was in our cash equity business and it was similar to what you saw sort of or are seeing from peer firms.

We don’t really take much of any risks in the equity business. In fact I don’t think there is any contribution to VaR from our cash equities business. The capital that we have and the risks that we have on the balance sheet is really all focused in our non-exchange businesses or fixed income businesses.

So the weakness is clearly present, you can see it in the numbers. It’s a function of what’s going on in the industry generally or did go on in the industry generally in the fourth quarter.

But I wouldn’t – it’s probably not exactly a fair characterization to say we’ve doubled our risks and had revenues fall because the revenues in our combined convertible credit and options business was actually up quarter-over-quarter.

Bertrand: I enjoyed getting the numbers from you last quarter on the sub-businesses inside of institutional brokerage, would you indulge us again this quarter with cash equities convert credit trading etcetera?

Wright: Sure. Eric that breakdown is just over 23 million for the cash equities business, a little over two million for the convertibles business, 2.2 for the credit business, and $1 million for the option business.

And you might remember that we had just done our first trades on the option desk at the end of the third quarter, so that’s really their first quarter of operation.

Bertrand: Yes, that’s fair but dividing by zero is pretty good percentage. OK, fair enough. You know, that’s kind of the questions I have for institutional brokerage. Into your asset management business, did you reclassify some asset management fees?

It looks like the reporting changed a little bit.

Wright: You know we may have. I think the likely change that you’ve seen is that the 12b1 distribution fees I think are now shown in the asset management line. Might have been in other fees and costs prior, or other income.

Bertrand: OK, just wanted to make sure that I tied that up properly. And then the AUM inside the asset management business continues to decline. It seems like a lot of the outflow has been from the FBR focus funds despite its pretty good performance.

Can you help us understand what the story is with that fund in particular or you know the segment in general, on an organic basis?

Hendrix: Right, so a couple things are going on. Number one if you look at our total AUM end of year 08, end of year 09, we exited the private client business which had managed accounts that come out of that number.

So on a pure mutual fund basis we’re actually up from $1.2 billion to $1.3 billion. That includes exiting the money market business, which we sold in the fourth quarter and you remember we – that was like $75 million in AUM.

You remember that we took a provision or charge against our intangibles line earlier in the year to exit that business. The focus fund, while it is down a bit, it is not down anywhere near what we thought it might be when we made the change to bring management of that fund in-house.

We had a sub-advisor that had been with the fund for quite some and we were unable to sort of work out an economic arrangement going forward that worked for both of us and so we terminated the sub-advisor relationship and brought it in-house.

We were fortunate that the analysts for that team from the sub-advisor all joined us, though we’ve had consistency of management and track record with that fund and it is continuing to perform well.

Having said that were some investors in the fund that were focused on the sub-advisor itself and we’ve seen some asset outflows as a result. But we’re actually very pleased with where AUM is in that fund. We are really pleased with the performance of the managers and net-net that has been a positive economic event for the company.

Bertrand: Would it be fair to say that that transition of moving out of the sub-advisors is done and the flows related to that change behind us or has that continued into 2010?

Hendrix: There’s about $20 million more that we’re aware of that we expect to come out of the fund, but at that point we think we’re done.

Bertrand: OK, that’s what I was looking to hear. On the expense side, there’s been a fair amount of discussion you know, about compensation levels you know, at particular the larger broker dealer peers, especially in the context of the support that the government has provided in shoring up the financial systems.

While you guys weren’t exactly a direct participant in any of those programs, could you respond to the context of your firm which has a higher compensation ratio than the rest of the Street, and I think the Street compensation ratio which is historically around 50, is definitely on the trend down.

How do we reconcile the delta?

Hendrix: Well Eric as, you know, big Street firms has a very different revenue model than our mid size peers and I don't believe that our comp expense is above our mid size peers. In fact I think we're going to be sort of right at the median of that group. But the model is different and when you generate an enormous portion of your operating earnings from invested capital and on the balance sheet. You should have a lower competent revenue ratio in my opinion than you should if you are generating your revenues in profits without taking meaningful risks.

And so I think that the fourth quarter number for us is reflective of particularly with the adjustments that I talked about in the script is reflective of where we're going to be when we run revenues that are going to annualize around 500 million but there's a fixed component to compensation. And so if we run revenues lower than that comp to net revenues will be somewhat higher. But if again you look at the fourth quarter I think that is a pretty good normalized picture of what our compensation expense should and will look like.

Bertrand: OK and the mix of comp, you know, the disclosure has, you know, the equity compensation 2009 of about 10 percent of your total compensation, you know, versus eight percent in 2008. You know, well that's definitely headed in the right direction that fill, you know, a half to a third of some of your competitors.

Hendrix: Well again, you have to really get behind these numbers to be able to make comparisons so in our case we are expensing what was sort of a grant that was done across our senior leadership team a couple of years ago to try to increase ownership within the firm given that there was almost no ownership as we worked our way out from our former control shareholder.

Bertrand: Right.

Hendrix: And that was a five-year grant that is being amortized over that five-year period and you see that in the numbers - we deliver more compensation in stock than that number would reflect. So as an example if one of our employees earns we'll call it a half million dollars there is a percentage of their compensation that's going to be delivered in stock that vests over three years.

We expense all of that in the current year so all of the deferred stock that that employee has received is expense and you wouldn't be able to tell whether it was delivered in stock or in cash. We just have simply broke out for people the sort of elevated stock amortization expense related primarily to that grant and any other retention oriented grants. But we also have a meaningful amount of stock that's delivered to employees in the form of deferred compensation all of that gets expensed in the current year.

Bertrand: OK, so equity compensation is north of 10 percent is what you're trying to say. That disclosure is inaccurate for, you know, looking at the total compensation picture for all of your employees.

Hendrix: Yes, the way you're looking at it yes that's absolutely the case.

Bertrand: OK that's fair. Lastly, can you help us understand the tax? You know, what's the story with your, you know, tax expense these days, where's your deferred tax asset, you know, how should we thing about that going forward as you hopefully are profitable going forward.

WRIGHT: Eric, a couple of things, one I'm sure you noted that we had a benefit in the fourth quarter and that was as a result of a law change that occurred during the quarter allowing us as it had for smaller firms to carry back 2008 losses a full five years. And so we were able to use our domestic NOLs to carry back against profitable years in the past five and pick a benefit during the quarter from that to offset the fact that we've actually had taxable income during the quarter. So that is the genesis of the current period benefit.

Now having said that, going forward just assuming for a moment that - putting the deferred tax asset aside we will be fully taxable on taxable income in 2010 and going forward. So you should bake that into your estimate. The deferred tax asset you recall was about 76 million when we took our reserve at the end of the year last year. Roughly, 16 of the 76 was domestic NOLs which we've now fully utilized and so the asset is already down by 16. So the 60 that remains is broken down between some U. K. NOLs and some capital loss carry forwards both of those that will depend on us generating geographic gains or income of a capital nature that would offset or that would be able to utilize the losses.

And then there is about 15 million of timing differences that will be more certain to be used but the timing of which is less predictable. So long story short we are working with our outside auditors and discussing the circumstances under which we would bring those assets back onto the balance sheet but a lot of that will depend on continued profitability and our ability to forecast the right mix of income that will allow us to utilize those.

Bertrand: OK hypothetical here, generically similar mix of revenues this quarter going forward similar level of profitability what's the sort of effective tax rate that we should see on the GAP income statement … 35 percent?

WRIGHT: I think it could be it could be up to 40.

Bertrand: OK. That's the extent of my questions, thanks.

HENDRIX: Great, thanks Eric.

Operator: And again ladies and gentlemen if you do have a question or comment please press star one on your telephone keypad. Our next question comes from Devin Ryan (ph) from Sandler O'Neill (ph). Devin (ph), you can state your question.

Devin Ryan, Sandler O'NeilL: Hey guys.

WRIGHT: Hi Devin, how are you?

Ryan: Doing well, congrats on the quarter.

Hendrix: Thank you.

Ryan: Rick just going back to the brokerage business can you go through to the newer businesses like converts, credit, prime brokerage and listed options and then just talk about how the build outs are going versus your original expectations. And, you know, your view on the opportunity or the timing of the results range any of these business has changed at all?

Hendrix: Sure. I'll start in sort of in reverse order. The prime brokerage business will be on-boarding it's very first client this quarter and I believe we have the paperwork signed from four to six clients who, you know, will be up and running, generating revenue this year. And we knew that was going to be a slower build and as I've talked about in the past that will take longer to mature as a business into something that looks like normal market share we expect than say the trading businesses. But we feel great about the team, we feel great about the progress they’ve made in terms of bringing clients on and you should start to see revenue out of that business this quarter. Although, I expect it to be modest and again that's sort of a slow build but we think a business line that we think will be strategically important over time.

In terms of listed options business that's actually off to a better start than we anticipated. I certainly did not despite lots of assurances from the guys running the business that it was going to do better than we anticipated. I did not expect a million dollars of revenue in the fourth quarter. And they've continued to sort of outperform expectations at the beginning of this year. So we feel very good about where that is and probably today have a higher expectation for how much that business will contribute over time than we did when we launched it.

The credit business has two pieces to it, there's the loan trading business and the high yield business. We're probably doing better in loan trading than we would have necessarily forecast. The high yield business is probably off to a little bit slower start than we would have forecast. That's primarily because we've not completed the hiring in the high yield business. Although, we're working hard to complete that and we’re in sort of a window where we expect to bring on some key hires here in the near term.

And I think that business will very quickly get to where we expect it to be. The convertible business has done very, very well for us. You know trading volumes are lower across the industry right now. And they were particularly in the fourth quarter and that’s why you see $2 million of trading revenue there but that business overall, both trading and underwriting contribute more than $30 million of revenue in 2009.

So we feel, you know, really good about where it its and I think we're continuing to maintain and grow market share there although, you know, we talked about trading volumes are probably a little bit lower across the whole industry today than they were certainly this time last year.

RYAN: Great. No, that’s good color. Thanks. And then in terms of the capital, you know, the balance sheet looks great. You have $275 million in cash. Can you just give us some updates on your thoughts about you know deploying under productive capital.

You talked about, you know, adding some capital to the trading businesses but what other types of opportunities currently look interesting and do you have any expectations on timing of doing that?

Hendrix: Well, Devin, we talked about it for awhile sort of our interest in growing our asset management business through acquisition. We have a process that is underway there and we're hopeful that we'll find an appropriate opportunity that would in all likelihood draw some of that cash this year. and certainly, you know, we'd like to see it earlier in the year but I think what's most important is that we find the right opportunity and the right business to partner with as opposed to sort of pushing from a timeframe standpoint.

Those are the two really primary uses of capital that we're forecasting in 2010 is additional capital on the trading desks that we think will drive revenue and most importantly drive a return on that capital that is more than acceptable and in any case certainly much higher than sort of zero which is what we're earning in cash today, give or take.

And again we're hopeful that we will find the right opportunity in asset management.

RYAN: Got you. So on the trading desk side, do they have all the capital that you plan to deploy there currently, or are you going to scale that up over 2010?

Hendrix: We'll scale it up throughout the year. We've been very measured in our approach to feeding capital on to those desks. And in fact I think last year we probably could have generated more revenues certainly in the convertible business if we had been more aggressive with capital but as you know those are new businesses for us.

We feel great about the risk management that’s in place and teams that are running those businesses. But we're going to continue to be measured in how we deploy the capital. I would rather you know see us take the whole year to sort of reach our target than rush and get in a position where even a normally volatile market in which you would expect to take some losses cause us to sort of delay the development of the business because we pulled back.

So, we're going to be measured by and build the business for the long-term and not worry about, you know, the $0.5 million of revenue that we could have generated, you know, two weeks from now if we had had more capital up.

RYAN: So on the expense front, a couple of the expense items ticked up, you know, a pretty substantially from last quarter. It looks like professional fees and business development expenses were up. Is any of that related to deal activity that could be billed back and then I guess just how should we think about non-comp expenses in 2010, just more generally.

HENDRIX: So, really the whole increase in expense, non-comp expense is quarter-over-quarter was directly related to deals. And some of it is in business development and some of it is in professional services. As a general statement all of that is reimbursed.

You know I can't tell you that every single penny is but the way the accounting works, you actually show the reimbursed expenses in revenue and then, you know, show the expense down below the line. So that whole increase is related to the higher revenues directly.

And in terms of looking forward for the year, we expect some modest increase in expenses from sort of the baseline that we set in the second half of '09 but I would not expect it to be, you know, significant and in any event, less than 10 percent.

RYAN: So relative to the fourth quarter probably down a bit because you may not have it at the same level of pickup in, I guess the deal related expenses.

HENDRIX: It will be revenue dependent. I would say when you adjust for the higher revenues we won't be any higher but we expect that we're going to be generating revenue more in line with the fourth quarter than say the first or second quarter of last year certainly.

RYAN: And then you touched on this in your remarks about the high yield team but can you give any color on what you're seeing on the recruiting front and, you know, what areas are you having the most conversations. And then I guess just what your expectations are overall for hiring for the firm in 2010.

HENDRIX: Sure. You know we continue to think that we have, and that continues to be validated in our minds, an interesting proposition for professionals who are looking for an environment where they know that their contributions matter. They are not sort of employee number 2,380 out 10,000 but are part of a 600-person team where what they do every day really makes a difference.

But where there is also capital available and that isn't always the case with smaller firms and so, that combination of being in a midsized firm, knowing you're making a difference, having much more control of your own destiny, and having capital available continues to be seem to be anyway, an interesting opportunity for people who are looking.

We definitely are seeing a little bit of – sort of an echo wave of people who left big firms, went to smaller firms and are looking maybe for something that’s a little bit more stable than the agency only platform. And we're also, you know, seeing people at big firms who are starting to get a feel for what compensation is going to look like and what their environment is going to look like going forward and who are thinking about making a change.

We have a lot of dialogues that are going on and we feel confident about our ability to bring the right people in to continue to build the business. We're not looking to significantly increase headcount over the course of the year. So you know we're sort of looking at five percent increase in headcount from beginning of year to end of year. And that should be more than sufficient to allow us to continue to you know opportunistically build the business and sort of increase talent level overall and fill out some of the newer businesses with the headcount that we're still looking for.

RYAN: And then just on the share count, can you just give any color on, you know, there is a six percent increase in average share count from last quarter, just what drove that?

WRIGHT: We had have some shares issued through a program that allowed some of our more senior employees to make purchases and so while those shares went into the account during the fourth quarter, we'll probably be managing the share count to stay reasonably consistent with where we've been around – you know, we're at 63 million and that’s a level that we would probably like to stay close to.

RYAN: I guess just lastly, just going back to the comments on banking and the pipeline, can you just talk a little bit more about the 144A market currently and what you guys are seeing. Obviously you had a couple of big lumpy deals last quarter but it sounds like there may be – and that was mostly in the FIG sector but there may be some stuff going on in some other sectors. Just, you know, what the appetite is out there and you know what you're seeing from issuers. You know how optimistic are you for that business in 2010?

HENDRIX: Sure. You know as Eric sort of pointed out, you know, the last two or three weeks have been very challenging from a market standpoint. And I don’t think that is you know sort of IPO versus 144A. It's just – it’s a tough initial equity market.

You know we think we demonstrated pretty clearly not just in the fourth quarter but in the third quarter as well that even in a market that’s still really valued liquidity that the right opportunities are going to get funded and investors are going to participate.

And so I still view this as a challenging market and you know increasingly so in the last couple of weeks but we do have opportunities both in financial services and outside of financial services particularly in industrials and in real estate where we think that, you know, really good transactions, really good management teams are going to be able to attract capital.

And having said that as I said earlier, there are times when the market is so challenging nothing is going to get done but with a reasonable market, we think that selectively 144A will get funded. I would say in this environment they're going to be from a schematic standpoint around distressed opportunities.

There seems to be enough interest in that theme broadly that it has allowed investors to sort of get beyond the illiquidity and the premium that we all place on liquidity these days. So you know we feel good about the market as long as there is a market.

You know there are going to be windows when its just so challenging nothing is going to get done. Having said that, we feel good about the pipeline and we think even in an environment like this, we could price the 144A for the right issuer.

RYAN: All right now, that’s fair. Great, okay, that’s it for me. Thanks a lot, guys.

HENDRIX: Right, thanks Devin.

Operator: And our next question comes from Chris Glubka (ph) from Philadelphia Financial. Chris, you can state your question.

Chris GLUBKA (ph), Philadelphia Financial: Hi, guys. Congratulations on a great quarter.

HENDRIX: Hey Chris. Thanks.

GLUBKA: And thanks for not taking advantage of the fourth quarter and keeping your comp ratio measurably below that of your true comps. I wanted to just – most of my questions have been asked and answered. How could they not be after those two but before you give us the fixed comp level, you can maybe tell us where you see that is right now?

WRIGHT: Yes, fixed comp is probably up just a little bit, Chris, partly that there has been some movement in the whole market really in taking salaries up a little bit but the way have structured our total comp is in the revenue producing areas, is that the comp ratios will take into account both the fixed and the variable so while the fixed is up a little bit, the total comp shouldn’t really change much.

I think if you were to look at kind of where we ended the year versus the average run rate during the year, I think we might be up about $3 million in total on an annual basis.

GLUBKA: And then I saw that obviously this is your last year with the golf tournaments prime sponsorship but I did see that you still signed on as a corporate sponsor. What does that set you back?

HENDRIX: It really – it's actually pre-funded, Chris. We ended up entering into an agreement for three years of sponsorship on a corporate level but you may or may not be aware that we essentially sold the 2010 year and the cost of it was netted out of that sale.

So, in reality, it's about $100,000 a year but it's pre-funded and you know it was a way to sort of constructively exit and allow us to still have a corporate entertaining opportunity in Phoenix.

GLUBKA: And then the last question was Brad, can you just walk us through the GAAP reconciliation?

WRIGHT: Sure. The core income I assume you're talking about.

GLUBKA: Yes, that’s it.

WRIGHT: Yes, OK. For the quarter, so you’ve got $15 million of GAAP pre-tax and then the add backs to that, the non-core items, there is corporate transaction costs. Now, most of that relates to one of three things. We had some corporate transaction costs associated with the acquisition of Watch Hill, also some costs associated with our acquisition of the AFAB 5Star Funds, and then I think we've mentioned in previous calls that we have restructured some of our real estate here in our headquarters in Arlington, sublet some significant space. And in the course of doing that, it took accelerated write-offs on lease holds in some of those floors.

So that – those three things really comprise that line. The net investment gains and losses, we, in this reconciliation remove, so in this case we're taking out for this quarter $1.6 million of gains which were generated through reducing one of our merchant banking positions that’s been on the books for a while.

The non-cash expenses that are added back here, stock compensation expense which Rick alluded to earlier is really amortization of grants made a couple of years ago. And then $220,000 of amortization on intangibles which again relates to some old acquisition of mutual funds that go back to kind of 2002 and 2003. So there's – you know if you look on the balance sheet, I think there is a couple million dollars left of intangibles that will amortize.

It’s a 15-year amortization period so it's going to continue at this run rate for a little while. But those all – all those things taken together gets you from 15 to 21.6 for the quarter on a non-GAAP basis and for the year, you know, going through the same categories, we ended the year at $2.1 million of pre-tax core income for the full year.

GLUBKA: Great. Thanks. That’s it.

Operator: And thank you. This does conclude our question-and-answer session. So Rick, for any closing comments, I'll turn it back to you.

HENDRIX: I do want to thank everybody for joining us and again for being patient with our delay due to weather. I hope everybody in New York and Washington is able to get home safely. Thank you.

Operator: Thank you. This does concludes today's teleconference. We thank you for your participation. You may disconnect your lines at this time and have a great day.
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